                                                                    EXHIBIT 4.66

                        THIS IS AN ENGLISH TRANSLATION OF THE ORIGINAL CONTRACT.

                                    CONTRACT

PARTY A: ZHOU MUO WEN HUI PRESS OFFICE

PARTY B: BEIJING QIANNUO ADVERTISING CO., LTD.

This Contract is entered into by and between both parties with respect to matters about Zhou Muo Wen Hui, based on the principles of equality and reciprocity and through friendly negotiations of both parties, with the terms and conditions as follows:

ARTICLE 1 PARTY A'S RESPONSIBILITIES, OBLIGATIONS AND RIGHTS

1.1 Party A has the lawful qualification and is responsible for the edition, distribution and advertising agency of Zhou Muo Wen Hui, and Party A authorizes Party B as the exclusive advertising agent of all advertisements in all issues of Zhou Muo Wen Hui. For the purpose of this Contract, "Zhou Muo Wen Hui" shall mean a magazine currently named as Zhou Muo Wen Hui and with the unified publication code of "CN64-1024/GO" (24 issues in a year, excluding the supplements), as well as its successors or replacements in another name, and any other publications in whatever forms publicized by the Zhou Muo Wen Hui Press Office from time to time, and any and all attachments, additional issues, supplements, insertions and derivative publications.

1.2 In consideration of Party B's experiences in the advertising business, Party A hereby authorizes Party B to provide information consultancy and management consultancy services relating to the publication business of Party A during the duration of this Contract as specified in Article 3 ("DURATION"), so as to expand the channels of publication and attract more advertisement customers. As a consideration for such services, Party A shall pay a consultancy fee to Party B.

1.3 Party A hereby authorizes Party B as the exclusive advertisement agent of the Zhou Muo Wen Hui. Therefore, during the Duration, Party B shall have the right to exclusively operate the business of advertising on all pages of Zhou Muo Wen Hui, including but not limited to sales of advertisements, entitlement to proceeds of advertisements, and subcontract and assignment of authorized right of advertisement agency. Additionally, without the prior approval of Party B, any third party (including Party A) may not engage in any advertising business relating to Zhou Muo Wen Hui.

1.4 To facilitate Party B's operation, Party A shall provide all documents relating to

Zhou Muo Wen Hui as required for Party B's operation and shall ensure the validity and effectiveness of such documents during the term of this Contract. The said documents include but not limited to the Periodical Publication License, Advertisement Operation License and the annual inspection record thereof obtained by Party A according to the law, as well as all approvals for supplements or any other relevant matters relating to Zhou Muo Wen Hui.

ARTICLE 2 PARTY B'S RESPONSIBILITIES, OBLIGATIONS AND RIGHTS

2.1 Party B has the lawful qualification to operation advertising business, and shall exercise the rights and powers of exclusive advertising agent according to the principles of good faith, due diligence and credibility, and shall timely pay the advertisement agency fees to Party A pursuant to this Contract.

2.2 Party A confirms that Party B or a third party designated by Party B may provide the contents of Zhou Muo Wen Hui adaptive to the advertisement customers and Zhou Muo Wen Hui or to the target group of advertisement customers. The articles provided by Party B or the third party designated by Party B shall be subject to the editing, proofreading, modification, addition or deletion by Party A. Party A has the right to finally approve, proofread, edit and modify all articles (including the advertisement contents provided by Party B).

2.3 Party B shall have the independent rights and powers to carry out operations relating to the advertising business of Zhou Muo Wen Hui as authorized by Party A, and bear all costs of equipment, venues, materials (office supplies, computer consumables and printing papers, etc.) and manpower relating thereto, as well as all taxes relating to such business operations. Party B shall also be responsible for settlement of all economic, social and legal liabilities relating to disputes over copyright, advertisement, taxation and trademark.

2.4 To better carry out advertising business, Party B hereby agrees that it will bear all reasonable printing costs for all issues of Zhou Muo Wen Hui during the term of this Contract. For this purpose, all printing agreements for Zhou Muo Wen Hui signed by Party A with third parties shall be subject to the prior written confirmation of Party B; otherwise, Party B shall be released from payment of printing costs incurred under any unconfirmed agreements.

2.5 Party B shall provide the information consultancy and management consultancy services to Party A with regard to the issuance of Zhou Muo Wen Hui, and may claim and collect a consultancy service fee as agreed by both parties.

2.6 As the consideration for the exclusive advertising agency right granted hereunder to Party B, Party B shall, in addition to provision of proper articles as stipulated in Article 2.2 and payment of printing costs as stipulated in
Article 2.4, pay the
advertising agency fee according to the following schedule and in the following installments: from 2007 to 2010, Party B shall pay an advertising agency fee of RMB 268,000 (Two Hundred Sixty Eight Thousand) to Party A in each year; from 2011 to 2015, Party B shall pay an advertising agency fee of RMB 298,000 (Two Hundred Ninety Eight Thousand) to Party A in each year; from 2016 to 2020, Party B shall pay an advertising agency fee of RMB 348,000 (Three Hundred Forty Eight Thousand) to Party A in each year.

With respect to the advertisement agency fee mentioned above, Party B shall pay the annual fee in two installments (50% of the annual fee in each installment) before December 1 of the previous year and before June 1 of the current year.

Upon effectiveness of this Contract, all incomes derived from the advertisement business of Zhou Muo Wen Hui operated by Party B as an exclusive advertising agent, other than the annual fee payable to Party A as stipulated above, shall belong to Party B.

2.7 Party B must not carry out any other business operation relating to Zhou Muo Wen Hui, without prior approval of Party A.

ARTICLE 3 DURATION

The duration of this Contract shall be as from the date of execution of this Contract to December 31, 2020.

ARTICLE 4 AMENDMENT; LIABILITIES FOR BREACH OF CONTRACT; DISPUTE SETTLEMENT

4.1 No modification, alteration or cancellation of this Contract is allowed unless it is otherwise agreed by both parties in written form.

4.2 If either party breaches this Contract during the term hereof, so that this Contract is unable to be performed or fully performed, the breaching party shall send a written notice to the other party at least six (6) months in advance, to give the other party a chance to find new business partner and cooperation means.

ARTICLE 5 This Contract shall become effective as of being duly signed and sealed by the parties, and shall be executed in duplicate.

Party A (Seal):                         Party B (Seal):


/s/                                     /s/

November 11, 2006                       Date: